CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

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PURSUANT TO SECTIONS 151(g) AND 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

WHEREAS, the Corporation executed and filed, on June 26, 2003, a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Series A Certificate of Designations") providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of 6,000 shares of Series A Convertible Preferred Stock, $0.20 par value per share, of the Corporation; and

WHEREAS, as of the date of this amendment, 5,527 shares of preferred stock designated as Series A Convertible Preferred Stock have been issued pursuant to the Series A Certificate of Designations; and

WHEREAS, on August 31,  2004, the Board of Directors of the Corporation duly adopted a resolution setting forth certain amendments to the Series A Certificate of Designations authorizing a change in the terms of conversion of Series A Convertible Preferred Stock; and

WHEREAS, Section 10 of the Series A Certificate of Designations requires the affirmative vote of at least a majority of the Series A stockholders then outstanding to alter or change the designations, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock; and

WHEREAS, pursuant to the resolution of the Board of Directors of the Corporation, a meeting of the stockholders of the Corporation was duly held upon notice in accordance with Section 222 of the General Corporation Law; and

WHEREAS, by the affirmative written vote of the stockholders of the Corporation entitled to vote on the following amendment, such stockholders authorized and approved the amendments contained in the Board of Directors' resolution set forth hereinbelow; and

WHEREAS, the amendments to the Series A Certificate of Designations contained in the Board of Directors' resolution set forth hereinbelow were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on June 26, 2004 (the "Series A Certificate of Amendment"), is hereby amended by deleting in its entirety Section 7(a) and inserting in lieu thereof the following:

(a)        Automatic Mandatory Conversion. Each share of Preferred Stock shall automatically convert into 1,000 shares of Common Stock effective 5:00 p.m. Washington, D.C. time on November 30, 2004 (the “Conversion Date”).

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Series A Certificate of Amendment to be signed by its President and Secretary as of the 24th day of November, 2004.

Attest:

/s/ Michael W. Trudnak

                          /s/ Robert A. Dishaw

Michael W. Trudnak, Secretary

Robert A. Dishaw, President

[SEAL]

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